Exhibit 99.1

Farmland Partners Inc. Announces Acquisition of Murray Wise Associates LLC

Iconic Farmland Investor Murray Wise to Join Farmland Partners’ Board of Directors and Management Team

DENVER, CO, November 15, 2021 /PRNewswire/ -- Farmland Partners Inc. (NYSE: FPI) (“FPI") today announced that it has acquired 100% of the equity interests in Murray Wise Associates LLC (“MWA”). The acquisition creates an unparalleled platform for farmland investing, including publicly traded equity, private asset management, individual farm purchases and individual farm management, and increases FPI’s total farmland owned and/or managed by approximately 16,700 acres.

Murray R. Wise was the founder of Westchester Group (currently the world’s largest institutional farmland asset manager) and started MWA as the spinoff of Westchester Group’s brokerage, auction and farm management business when the company was acquired by TIAA in 2010. Throughout his career, Murray has managed over $1 billion in farmland assets in the U.S., Australia and South America on behalf of institutional investors. MWA professionals have completed land and agribusiness transactions totaling over $5 billion in 43 states over the past 25 years. MWA is headquartered in Champaign, IL and has offices in Clarion, IA, and Naples, FL, and specializes in farmland brokerage (with a focus on institutional investors), farmland auctions and farm management.

Together, FPI and MWA will launch a joint asset management platform, at a time of heightened interest in farmland as an asset class. As a part of FPI, we expect MWA to expand its existing brokerage, auction and farm management services, thereby increasing FPI’s penetration in the marketplace and enhancing FPI’s ability to source acquisitions for both its own portfolio and for third party asset management vehicles. FPI’s acquisition of MWA is expected to diversify FPI’s existing holdings and add new revenue streams to the business through expanded asset management opportunities as well as new services not currently offered by FPI. MWA’s existing business is expected, in the short term, to be modestly accretive to FPI’s Adjusted Funds From Operations, with a more significantly accretive impact expected in the medium and long term deriving from new asset management business and operating synergies as the combined platform grows. Murray will continue to serve as CEO of MWA and will sit on FPI’s Board of Directors.

“Farmland Partners has proven itself to be a very effective farmland investor and manager, giving public company investors access to the asset class’ powerful value creation capabilities. I believe that the combination of FPI and MWA creates a formidable platform in many aspects of farmland asset management,” said Murray R. Wise, CEO of MWA. “Farmland investors will be able to access an unmatched array of integrated services.”

"I first met Murray, the ‘father of farmland investing’, in my late 20s, after reading one of his books,” said Paul A. Pittman, FPI’s chairman and CEO. “By joining forces, we will be able to deliver more value to FPI’s shareholders, while serving a broader array of farmland investors and becoming an ever more attractive real estate partner for farm operators.”

“Enhancing our third-party asset management platform is a key objective for FPI,” said Luca Fabbri, FPI’s President. “We believe that the acquisition of MWA will allow us to grow our assets under management at times when we are not comfortable raising public equity, increasing fee income while leveraging our existing deal sourcing and farm management infrastructure.”

“This transaction opens a new, exciting chapter for MWA’s team,” said Eric Sarff, MWA’s President. “We expect that FPI’s scale and expertise will enable us to significantly expand MWA’s reach, benefiting FPI’s and MWA’s clients, investors and tenants.”

The purchase price of MWA is $5 million in cash and approximately $3 million in FPI common stock. The acquisition includes approximately $3.8 million in net current assets. In addition, FPI has entered into an incentive compensation arrangement for up to $3 million in FPI common stock for the benefit of key current and prospective employees, the receipt of which is tied to achieving certain profitability and AUM objectives within three years after the closing.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns and/or manages approximately 176,300 acres in 18 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Iowa, Kansas, Louisiana, Michigan, Mississippi, Missouri, Nebraska, North Carolina, South Carolina, South Dakota and Virginia. We have approximately 26 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.  Additional information: www.farmlandpartners.com or (720) 452-3100.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements with respect to the acquisition, our plans for MWA going forward, our expectations with respect to accretion to Adjusted Funds From Operations, our outlook, and proposed and pending acquisitions and dispositions. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company's common stock, changes in the Company's business strategy, availability, terms and deployment of capital, the Company's ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company's industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company's competition, the timing, price or amount of repurchases, if any, under the Company's share repurchase program, the ability to consummate acquisitions or dispositions under contract and the other factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the Company's other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.